EXHIBIT 10.3

Form Of

Restricted Stock Unit Award

Granted by

CB FINANCIAL SERVICES, INC.

under the

CB FINANCIAL SERVICES, INC.
2024 EQUITY INCENTIVE PLAN

This restricted stock unit agreement (“Restricted Stock Unit Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2024 Equity Incentive Plan (the “Plan”) of CB Financial Services, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement.  A copy of the Plan and related prospectus have been provided or made available to each person granted a Restricted Stock Unit Award pursuant to the Plan.  The holder of this Restricted Stock Unit Award (the “Participant”) hereby accepts this Restricted Stock Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the committee appointed to administer the Plan (“Committee”) or the Board of Directors will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns.  Except where the context otherwise requires, the term “Company” will include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  Capitalized terms used herein but not defined will have the same meaning as in the Plan. This Restricted Stock Unit Award is and will also be subject to the non-solicitation provisions set forth in Section 11 of this Agreement for so long as the Participant remains in the Service of the Company or any subsidiary and for twelve (12) months after the Participant’s Service with the Company or the subsidiary ends. This Restricted Stock Unit Award is subject to and conditioned upon the Participant’s execution of this Agreement.  In the event, that the Participant fails execute and return an executed copy of this Agreement to the Company, the Agreement shall automatically be rescinded and cancelled on the fifteenth (15th) day following the Date of Grant, and the Restricted Stock Unit Award shall be forfeited.

For valuable consideration, the Company does hereby grant to the Participant a Restricted Stock Unit Award for the number of restricted stock units (the “Restricted Stock Units”) as set forth below, effective on the Date of Grant set forth below. The Restricted Stock Units shall vest and become payable in shares of Stock of the Company (the “Shares”) according to the vesting schedule described below, subject to earlier expiration or termination of the Restricted Stock Units, as provided in this Agreement.

1.	Name of Participant:_________________________________________

2.	Date of Grant: ______________, 20 .

3.	Total number of Restricted Stock Units covered by the Restricted Stock Unit Award:____________________
4.	Vesting Schedule. This Restricted Stock Unit Award represents the right to receive one Share of common stock on the date the Restricted Stock Unit Award vests (the “Vesting Date”).

The Restricted Stock Units granted under this Agreement shall vest in [number (#)] equal annual installments, with the first installment vesting on the first anniversary of the date of grant, or [date], and succeeding installments on each anniversary thereafter, through [date], subject to accelerated vesting under Section 9 of this Agreement and the terms of the Plan.  To the extent the Restricted Stock Units awarded under this Agreement are not equally divisible by the number of vesting periods, any excess units shall vest on the last vesting date.  Vesting will automatically accelerate pursuant to Sections 2.6 and 4.1 of the Plan (in the event of death, Disability or Involuntary Termination of Service at or following a Change in Control).

Subject to the other terms of this Agreement and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Participant solely in whole Shares of Stock (and not in cash, as the Plan permits), on, or as soon as practicable after, the Vesting Date or, if earlier, as provided in this Agreement, but in any event, within the period ending on the later to occur of the date that is two and one-half months from the end of (i) the Participant's tax year that includes the applicable vesting date or (ii) the Company's tax year that includes the applicable vesting date.

5.
Dividend Equivalent Rights. Pending distribution or forfeiture of the Restricted Stock Units, the Participant’s bookkeeping account will be credited with Dividends Equivalent Rights with respect to all dividends declared on the shares underlying the Restricted Stock Units.  A Dividend Equivalent Right shall be paid at the same time as the shares of Stock subject to the Restricted Stock Unit are distributed to the Participant and is otherwise subject to the same rights and restrictions as the underlying Restricted Stock Unit.

6.	Adjustment Provisions. This Restricted Stock Unit Award will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4 of the Plan.

7.	Effect of Termination of Service on Restricted Stock Unit Award. This Restricted Stock Unit Award will vest as follows upon a Termination of Service:

(i)	Death. In the event of the Participant’s Termination of Service by reason of the Participant’s death, any unvested units subject to this Agreement will vest.
(ii)	Disability. In the event of the Participant’s Termination of Service by reason of Disability, any unvested units subject to this Agreement will vest.
(iii)	Change in Control. In the event of the Participant’s Involuntary Termination of Service at or following a Change in Control, any unvested units subject to this Agreement will vest.
(iv)	Termination for Cause. In the event of the Participant’s Termination of Service for Cause, all Restricted Stock Units subject to this Agreement that have not vested will expire and be forfeited.
(v)
Other Termination.  In the event of a Participant’s Termination of Service for any reason other than due to death, Disability, or an Involuntary Termination at or following a Change in Control, all Restricted Stock Units subject to this Agreement that have not vested as of the date of the Termination of Service will expire and be forfeited.

8.
Code Section 409A.  The Restricted Stock Unit Award and payments made pursuant to this Agreement and the Plan are intended to satisfy the “short-term deferral” rule set forth in Code Section 409A and the regulations of the United States Treasury Department issued thereunder (“Treasury Regulations”). Notwithstanding any other provision in this Agreement or the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.

If this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Code Section 409A, and if the Participant is a “Specified Employee” (within the meaning set forth Code Section 409A(a)(2)(B)(i)) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth in this Agreement, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation under Code Section 409A. Each installment of shares that vests is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

9.	Miscellaneous.

9.1	This Restricted Stock Unit Award will not confer upon the Participant any rights as a stockholder of the Company.
9.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.
9.3	The Restricted Stock Units subject to this Agreement are not transferable prior to the time the shares vest.
9.4	This Restricted Stock Unit Award will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
9.5
This Restricted Stock Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

9.6	This Restricted Stock Unit Award is subject to any required federal, state and local tax withholding that may be effected in the manner determined by the Company.
9.7
Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate.

9.8	This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.
10.	Post-Termination Non-Solicitation of Customers or Employees.
(i)
In exchange for accepting this Restricted Stock Unit Award, for a period beginning the date of this Agreement to one year following the Participant’s date of Termination of Service, the Participant shall not, except as otherwise permitted in writing by the Bank and the Company:

(a)
directly or indirectly solicit persons or entities who were customers or referral sources of the Bank and the Company or their respective affiliates within one year of Participant’s Termination of Service, to a become customer or referral source of a person or entity other than the Bank and the Company or their respective affiliates; or

(b)
directly or indirectly solicit any employee of the Bank and the Company or their respective affiliates who were employed within one year of the Participant’s Termination of Service to work for anyone other than the Bank and the Company or their respective affiliates.

(ii)
The Participant agrees that the restrictions contained in this Agreement are fair and reasonable and necessary for the protection of the legitimate business interests of the Company, and the Participant intends that such restrictions be enforceable and enforced to their fullest extent.  The Participant acknowledge that the Participant can earn a livelihood without violating any of the undertakings contained in this Agreement, and that the restrictions in this Agreement will not prevent the Participant from obtaining employment in different jobs within the Participant’s chosen field of work.  The Participant further acknowledges that it would take at least 12 months to locate, hire and adequately train a replacement and to give the Participant’s replacement sufficient time to develop a good business relationship with the clients with whom the Participant worked during employment with the Company.

(iii)
The Participant acknowledges that any violation of this Agreement may result in forfeiture of the Award hereunder and may further subject him/her to a civil action for money damages by the Company for losses sustained as a result of the breach of this Section 10 of this Agreement or any covenants contained herein.  The Participant recognizes that the Company’s remedies at law may be inadequate and that the Company shall have the right to seek injunctive relief in addition to any other remedy available to it.  If the Participant breaches this Agreement or any of the covenants contained herein, the Company has the right to seek issuance of a court-ordered injunction as well as any and all other remedies and damages, to compel the enforcement of the terms stated herein.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Unit Award set forth above.
CB FINANCIAL SERVICES, INC.
By:___________________________
Its:___________________________

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2024 Equity Incentive Plan.  The undersigned hereby acknowledges receipt of a copy of the Company’s 2024 Equity Incentive Plan. This Agreement must be executed and returned to the Company within fifteen (15) days of the Date of Grant or it will be considered rescinded and cancelled, and the Restricted Stock Unit Award will be forfeited.
PARTICIPANT

 ____________________________

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